Exhibit 10-G

COLLATERAL ASSIGNMENT SPLIT-DOLLAR INSURANCE
AGREEMENT

THIS AMENDED and RESTATED AGREEMENT made this 1st day of January, 2002, by and between Dana Corporation, a Virginia Corporation having its principal place of business in Toledo, Ohio (hereinafter the “Corporation”), and Joseph M. Magliochetti, (hereinafter the “Employee”).

W I T N E S S E T H

WHEREAS, the Employee is a valued employee of the Corporation; and

WHEREAS, the Corporation wishes to assist the Employee with his personal life insurance program both as an inducement to the Employee’s continued employment and in recognition of the Employee’s ongoing valuable contribution to the business success of the Corporation; and

WHEREAS, the Employee and the Corporation previously executed a Collateral Assignment Split-Dollar Insurance Agreement (“Previous Agreement”) on April 30, 1989, to provide the Employee with a permanent universal life insurance policy subject to the terms of the Previous Agreement; and

WHEREAS, the Employee and the Corporation desire to amend and restate the Previous Agreement in order to make several changes to the Previous Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1
OWNERSHIP OF THE POLICY

1.1 Employee as Owner. The Employee shall be the owner of the policy or policies (which term shall include all supplemental riders or endorsements thereto) (hereinafter the “Policy”) and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may otherwise be provided herein. The Employee and the Corporation agree that the Policy shall be subject to the terms and conditions of this Agreement.

1.2 Collateral Assignment. The Employee agrees to execute a collateral assignment (hereinafter the “Collateral Assignment”) to the Corporation to secure the Corporation’s rights under this Agreement, in the form required by or acceptable to the issuer of the Policy (hereinafter “the Issuer”). The Collateral Assignment shall set forth the rights of the Corporation in and with respect to the Policy pursuant to the terms and conditions of this Agreement. The Employee and the Corporation agree to be bound by the terms of the Collateral Assignment.

(a) Corporation’s Rights. The Corporation’s rights with respect to the Policy shall be limited to:

(i) the right to obtain, directly or indirectly, one or more loans or advances against the cash value of the Policy, to the extent of, but not in excess of, the amount set forth in Article 4.4 (hereinafter the “Corporate Interest”), and the right to pledge or assign the Corporate Interest as security for such loans or advances; and

(ii) the right to realize up to the Corporate Interest of the cash value of the Policy on the full or partial surrender of the Policy; and

(iii) the right to realize the proceeds of the Policy as set forth in Article 3.2 (hereinafter the “Corporation’s Death Benefit Portion”), in the event of the death of the Employee; and

(iv) the right to release the Collateral Assignment upon receipt of the Corporate Interest.

(b) Employee’s Rights. The Employee shall retain all rights as owner of the Policy, including, but not limited to, the following:

(i) the right to cause the full or partial surrender of the Policy; provided, however, that the Employee shall give the Corporation thirty (30) days advance written notice of his exercise of such right; and

(ii) the right to exercise all non-forfeiture or lapse option rights permitted by the terms of the Policy; and

(iii) the right to designate and to change the beneficiary or beneficiaries of the portion of the proceeds of the Policy payable, upon the death of the Employee, to the Employee’s beneficiary, pursuant to Article 3.1 (hereinafter the “Employee’s Death Benefit Portion”); and

(iv) the right to elect any optional form of settlement available with respect to the Employee’s Death Benefit Portion; and

(v) the right to assign the Employee’s rights in and with respect to the Policy.

Notwithstanding any other provision in this Agreement, with the exception of the rights granted to the Employee in this Article 1.2(b), the Employee shall irrevocably waive all rights retained in the Policy until such time as this Agreement is terminated pursuant to Article 4.1 and payment of the Corporate Interest occurs.

ARTICLE 2
PAYMENT OF PREMIUMS

2.1 Premium. As used herein, the term “premium” shall mean the planned yearly amount agreed upon between the Corporation and the Employee as the contribution toward the Policy for any year; provided, however, that such amount shall never be less than the Policy’s minimum required premium for such year. “Premium” shall also include all costs associated with all supplemental riders and endorsements to the Policy.

2.2 Premium Payment; Timing. The Corporation shall pay the premium on the Policy to the Issuer on or before the due date of each premium payment, and in any event, no later than the expiration of the grace period under the Policy for such payment. Within the Policy year, the Corporation shall furnish the Employee with written notice of such payment. Within ten (10) days of the Employee’s receipt of such notice, unless such reimbursement is paid or deemed paid by the Employee, the Employee shall reimburse the Corporation for that portion of the premium payment equal to the amount of the annual cost of the pure insurance protection on the life of the Employee under the Policy for the ensuing Policy year. Such cost and corresponding reimbursement shall be equal to the Corporation’s choice of either of the following:

(a) that rate per $1,000 of pure insurance protection promulgated by the Internal Revenue Service in Rev. Rul. 55-747, 1955-2 C.B. 228, as the same may be amended or replaced from time to time by published ruling (hereinafter the “PS-58 rate”) as applied to such amount of pure insurance protection provided to the Employee pursuant to the terms of this Agreement; or

(b) that current published rate per $1,000 of pure insurance protection charged by the Issuer for initial-issue individual one-year term insurance policies available to all standard risks as applied to such amount of pure insurance protection provided to the Employee pursuant to the terms of this Agreement.

Notwithstanding the above provisions of this Article 2.2, if the Corporation shall fail to make any premium payment within twenty (20) days after its due date, then the Employee may make such premium payment, and the Corporation shall reimburse the Employee for the portion of such premium payment not payable by the Employee hereunder, within ten (10) days of the making of such premium payment by the Employee.

ARTICLE 3
RIGHTS UPON DEATH OF EMPLOYEE

3.1 Employee’s Death Benefit Portion. The Employee’s designated beneficiary or beneficiaries, shall be entitled to receive a Death Benefit Portion in an amount equal to three (3) times the Employee’s Annual Base Salary (“Pre-Retirement Benefit”) if the Employee was actively employed with the Corporation at the time of death. If the Employee’s death occurs following his Retirement, the Employee’s designated beneficiary or beneficiaries shall be entitled to receive (i) if the Employee’s death occurs within one year of his Retirement date, an amount equal to fifty percent (50%) of his Pre-Retirement Benefit, or (ii) if the Employee’s death occurs beyond one year but within two years of his Retirement date, an amount equal to forty five percent (45%) of his Pre-Retirement Benefit, or (iii) if the Employee’s death occurs beyond two years but within three years of his Retirement date, an amount equal to forty percent (40%) of his Pre-Retirement Benefit, or (iv) if the Employee’s death occurs beyond three years but within four years of his Retirement date, an amount equal to thirty five percent (35%) of his Pre-Retirement Benefit, or (v) if the Employee’s death occurs beyond four years following his Retirement date, an amount equal to thirty three and one-third percent (33 1/3%) of his Pre-Retirement Benefit. The Employee and the Corporation agree to conform the beneficiary designation of the Policy to the provisions hereof. For purposes of this Agreement, Annual Base Salary shall mean the base compensation of the Employee determined before reduction for any employee elective deferrals under a Code Section 401(k) or 125 plan of an Employer, paid or deemed paid by an Employer while in an employment classification as an Employee, but excluding bonuses, overtime, and other forms of incentive earnings or imputed income.

3.2 Corporation’s Death Benefit Portion. Upon the death of the Employee, the Corporation shall be entitled to receive the remaining proceeds of the Policy once the Employee’s Death Benefit Portion set forth in Article 3.1 has been paid to the Employee’s designated beneficiary or beneficiaries.

ARTICLE 4
RIGHTS UPON TERMINATION OF AGREEMENT
OR SURRENDER OF POLICY

4.1 Termination Defined. This Agreement shall automatically terminate upon the occurrence of any of the following events:

(a) death of the Employee while insured under the Policy; or

(b) the bankruptcy, receivership or dissolution of the Corporation; or

(c) the termination of employment of the Employee with the Corporation (other than by reason of the Employee’s Retirement); or

(d) the Employee’s notice of his intent to exercise his right to surrender the Policy, pursuant to Article 1.2 (b)(i); or

(e) the written Agreement of the Employee and the Corporation; or

(f) the removal of the Employee from the Corporation’s “A” or “B” payroll group.

Notwithstanding anything else in this Agreement to the contrary, the Corporation has the unilateral right at any time to terminate, amend or discontinue the Agreement and to receive the Corporate Interest described in Article 4.4 in such event.

Notwithstanding the language of this Article or any other provision of this Agreement, the Corporation, in its sole discretion, may delay termination of this Agreement if it is determined by the Corporation that adverse tax consequences with respect to the Corporation and/or the Employee can be avoided through such delay, or in order to increase the cash value in the Policy available to Employee. Alternatively or in addition to delaying the termination of this Agreement, the Corporation may in its sole discretion choose to reduce the amount due to the Corporation from the Employee’s Policy as Corporate Interest pursuant to Article 4.4 in order to increase the cash value in the Policy available to Employee.

4.2 Definition of Retirement. For purposes of Articles 3.1 and 4.1, “Retirement” shall mean termination of employment after having met the age and service eligibility requirements for Early Retirement or Normal Retirement under the Dana Corporation Retirement Plan (“CashPlus”), regardless of whether the Employee is actually a participant in CashPlus at the time of his termination.

4.3 Rights Upon Termination. In the event this Agreement is terminated pursuant to Article 4.1(a), Article 3 shall apply and the Agreement shall terminate only once the Employee Death Benefit Portion and the Corporate Death Benefit Portion has been paid pursuant to Article 3. In the event this Agreement is terminated pursuant to Article 4.1(b), 4.1(c), 4.1(d), 4.1(e) or 4.1(f), the Employee shall pay to the Corporation the amount determined pursuant to Article 4.4 . Upon receipt of such amount from the Employee, the Corporation shall take all steps necessary to release the Collateral Assignment so that the Employee shall own the Policy free of all encumbrances thereon in favor of the Corporation required by this Agreement.

4.4 Corporate Interest. The Corporation shall be entitled to receive either (a) from the Employee, as specified in Article 4.3 or (b) from the Issuer upon surrender, from the cash value of the Policy or (c) a withdrawal from the cash value in the Policy, an amount equal to the gross premiums paid by the Corporation, decreased by the sum of any indebtedness described in Article 1.2(a)(i) under the Policy.

Notwithstanding any other provision in this Agreement, in the event that the Employee has more than one Policy subject to this Agreement, the Corporation shall be entitled to receive and recover the Corporate Interest as described in this Article 4.4 from any of the Policies subject to this Agreement in whatever amounts the Corporation deems appropriate. In no case, however, shall the Corporation receive and recover more than the Corporate Interest, when such Corporate Interest in each Policy is aggregated, from all of the Policies subject to this Agreement. To make the meaning of the preceding sentence clear, all Policies on the life of the Employee which are subject to this Agreement are to be treated, in aggregate, as one policy for purposes of determining and recovering the Corporate Interest.

ARTICLE 5
ADMINISTRATIVE PROVISIONS

5.1 Issuer’s Responsibility. The Issuer shall not be considered a party to this Agreement and shall not be bound hereby. No provision of this Agreement, or any amendment hereof, shall in any way enlarge, change, vary or affect the obligations of the Issuer as expressly provided in the Policy, except as the same may become a part of the Policy by acceptance by the Issuer of the Collateral Assignment.

5.2 Amendment. This Agreement may be amended only by express written Agreement signed by both the Employee and a duly authorized representative of the Corporation.

5.3 Notice. Any and all notices required to be given under the terms of this Agreement shall be given in writing and signed by the appropriate party, and shall be sent by certified mail, postage prepaid, to the appropriate address set forth below:

         (a)  to the Employee at:

Mr. Joseph M. Magliochetti Dana Corporation 4500 Dorr Street Toledo, OH 43615

         (b)  to the Corporation at:

Human Resources Department Dana Corporation 4500 Dorr Street Toledo, OH 43615

5.4 Heirs, Successors, and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employee, his or her successors, heirs and the executors or administrators of the estate of the Employee, and to the Corporation and its successors. The Employee and the Corporation agree that either party may assign its interest under this Agreement upon the prior written consent of the other party hereto, and any assignee shall be bound by the terms and conditions of this Agreement as if an original party hereto.

5.5 Interpretation. This Agreement and the interests of the Employee and the Corporation hereunder shall be governed by and construed in accordance with the laws of the State of Ohio.

5.6 Terms. This Agreement shall be effective as of the date first above written, and shall continue until terminated as herein provided or until all covenants herein activated by the death of the Employee are fully carried out.

5.7 Headings. Any headings or captions in this Agreement are for reference purposes only, and shall not expand, limit, change or affect the meaning of any provision of this Agreement.

5.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

5.9 Fiduciary. The person serving from time to time as the Vice President-Administration shall serve as the named Fiduciary and administrator (hereinafter the “Fiduciary”) of the split-dollar arrangement established pursuant to this Agreement. The Fiduciary shall have full power to administer this Agreement, and the Fiduciary’s actions with respect hereto shall be binding and conclusive upon all persons for all purposes; subject to Article 5.10. The Fiduciary shall not be liable to any person for any action taken or omitted in connection with its responsibilities, rights and duties under this Agreement unless attributable to willful misconduct or lack of good faith.

5.10 Claims Procedure. Any controversy or claim arising out of or relating to this Agreement shall be filed with the Fiduciary which shall make all determinations concerning such claim. Any decision by the Fiduciary denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Article 5.3 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Agreement shall be cited and, where appropriate, an explanation as to how the Employee can perfect the claim will be provided. This notice of denial of benefits will be provided within ninety (90) days of the Fiduciary’s receipt of the Employee’s claim for benefits. If the Fiduciary fails to notify the Employee of his decision regarding his claim, the claim shall be considered denied, and the Employee shall then be permitted to proceed with his appeal as provided in this Article.

An Employee who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written statement of his position with the Fiduciary no later than sixty (60) days after receipt of the written notification of such claim denial. The Fiduciary shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal.

The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.

Following his review of any additional information submitted by the Employee, either through the hearing process or otherwise, the Fiduciary shall render a decision on his review of the denied claim in the following manner:

(a) the Fiduciary shall make his decision regarding the merits of the denied claim within sixty (60) days following his receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). He shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the Employee prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review; and

(b) the decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.

5.11 Previous Agreement Superceded. This Amended and Restated Agreement contains the entire agreement of the parties concerning the subject matter, and all promises, representations, understandings, arrangements and prior agreements concerning the subject matter are merged herein and superceded hereby with respect to the Employee (and his or her successors and heirs); including, without limitation, the Previous Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

Dana Corporation

By: /s/ C. W. Hinde

Its: Asst. Treasurer

The Employee

/s/ J. M. Magliochetti

Joseph M. Magliochetti

1/20/02

Date